EXHIBIT 10.16

501 Canal Blvd., Suite A
Richmond, CA 94804

510.970.6000 | sangamo.com

February 17, 2017

Dale Ando

Dear Dale:

This letter sets forth the terms of the agreement between you and Sangamo Therapeutics, Inc. (the “Company”), in connection with the separation of your employment with the Company.  This letter agreement provides for all payments to which you may be entitled from the Company and its affiliates, including under the Employment Agreement between you and the Company dated August 2, 2004 and the offer letter agreement between you and the Company dated July 6, 2004 (collectively the “Employment Documents”).

1.Termination.  February 3, 2017 was your last day of employment with the Company (the “Termination Date”).  Whether or not you sign this letter agreement, on the last day of your employment you will receive payment for all compensation and accrued vacation owed to you through the Termination Date.

2.Equity Awards; Benefits.

(a)The vested portion of your options will be exercisable for three (3) months following the Termination Date (i.e., until May 3, 2017), in accordance with the applicable terms set forth in your award agreements.  Any such vested portion of your options that is not exercised on or before that date, and any portion of your options that is not exercisable as of the Termination Date, shall be forfeited.  In addition, the unvested portion of your restricted stock units as of the Termination Date will be forfeited without any payment.  Attached is a schedule of your options and restricted stock units and the vested and unvested portion of each such award as of the Termination Date.

(b)Your group medical insurance benefits will end on February 28, 2017.  Regardless of signing this letter agreement, you may elect to continue receiving group medical insurance pursuant to the federal “COBRA” law, 29 U.S.C. § 1161 et seq.  All premium costs shall be paid by you on a monthly basis for as long as, and to the extent that, you remain eligible for COBRA continuation coverage.  You should consult the COBRA materials to be provided by the Company for details regarding COBRA continuation benefits.  All other benefits will end on the Termination Date.

3.Severance.  While the Company is not obligated to provide you with any severance, in order to assist you in making this transition, it is willing to provide you with severance benefits described in Attachment A if you sign this letter agreement and return it to Aubrey Rhodes within twenty-one days from the date of this letter, and provided you do not thereafter revoke it.  The severance benefits will be paid as set forth in Attachment A.  If you do not accept this letter agreement within that time, it will become null and void.  By signing and returning this letter agreement, you will be entering into a binding agreement with the Company and will be agreeing to the terms and conditions set forth in the paragraphs below, including the release of claims set forth in paragraphs 4 and 5.

4.Release.  You hereby fully, forever, irrevocably and unconditionally release and discharge the Company, its officers, directors, stockholders, corporate affiliates, subsidiaries, parent companies, agents and employees (each in their individual and corporate capacities) (hereinafter the “Released Parties”) from any and all claims, charges, complaints, demands, causes of action, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that you ever had or now have against the Released Parties, including, but not limited to, any arising out of your employment with and/or separation from the Company, including, but not limited to, all employment discrimination claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the California Fair Employment and Housing Act, Cal. Gov’t Code § 12900 et seq., the California Family Rights Act, Cal. Gov’t Code § 12945.2 and § 19702.3, the California Equal Pay Law, Cal. Labor Code § 1197.5 et seq., the California Unruh Civil Rights Act, Cal. Civil Code § 51 et seq. and the California Family and Medical Leave Law, Cal. Labor Code §§ 233, 7291.16 and 7291.2, all as amended, and all claims arising out of the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq. and the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., all as amended, and all common law claims including, but not limited to, actions in tort, defamation and breach of contract, all claims to any non-vested ownership interest in the Company, contractual or otherwise, including, but not limited to, claims to stock or stock options, and any claim or damage arising out of your employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above.  The only exceptions to this release are any claim(s) you may have for:

(a)unemployment benefits pursuant to the terms of applicable law (to the extent available to you under applicable law);

(b)workers’ compensation insurance benefits pursuant to Division 4 of the California Labor Code or a comparable and applicable state law, under the terms of any worker’s compensation insurance policy or fund of the Company;

(c)continued participation in certain of the Company’s group health benefit plans pursuant to the terms and conditions of the federal law known as “COBRA,” if applicable, and/or any applicable state law counterpart to COBRA;

(d)any benefit entitlements vested as of your Termination Date, pursuant to written terms of any applicable employee benefit plan sponsored by the Company; and

(e)any claims that, as a matter of applicable law, are not waivable.

5.Waiver of Unknown Claims.  You understand and agree that the claims released in paragraph 4 above include not only claims presently known to you, but also include all unknown or unanticipated claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character that would otherwise come within the scope of the released claims as described in paragraph 4.  You understand that you may hereafter discover facts different from what you now believe to be true, which if known, could have materially affected this letter agreement, but you nevertheless waive any claims or rights based on different or additional facts.  You knowingly and voluntarily waive any and all rights or benefits that you may now have, or in the future may have, under the terms of Section 1542 of the Civil Code of the State of California, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH A CREDITOR DOES NOT KNOW OF OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

6.Confidential Information.  You acknowledge and reaffirm your obligation to keep confidential all non-public information concerning the Company that you acquired during the course of your employment with the Company and pursuant to fulfilling your cooperating obligations as set forth in Section 8 below, as stated more fully in the Company’s Proprietary Information, Invention and Materials Agreement that you entered into as of August 2, 2004 (the “Proprietary Information, Invention and Materials Agreement”), which remains in full force and effect.  You affirm your obligation to keep all Company Information confidential and not to disclose it to any third party in the future. You understand that the term “Company Information” includes, but is not limited to, the following:

(a)Confidential information, including information received from third parties under confidential conditions; and

(b)Other technical, scientific, marketing, business, product development or financial information, the use or disclosure of which might reasonably be determined to be contrary to the interests of the Company.

The Proprietary Information, Invention and Materials Agreement is incorporated herein by this reference, and you agree to continue to be bound by the terms of that Agreement.

7.Return of Company Property.  You confirm that you have returned to the Company in good working order all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones and pagers), access or credit cards, and any other property in your possession or control belonging to the Company and have left intact all electronic Company documents, including, but not limited to, those that you developed or helped to develop during your employment.  You further confirm that you have cancelled all accounts for your benefit, if any, in the Company’s name, including, but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts and computer accounts.

8.Transition Services.

(a)You agree, at the Company’s request, during the period from the Termination Date through August 3, 2017 (the “Transition Services Period”), to provide reasonable assistance to the Company to transition to Edward Conner, M.D., and other employees of the Company your responsibilities and projects, including with respect to the completion of certain manuscripts pertaining to the HIV program, and to resolve any technical issues associated with projects on which you worked during the period of your employment with the Company, the scope, timing and frequency of which shall mutually agreeable to you and Mr. Connor.

(b)You agree, at the Company’s request, to cooperate, by providing truthful information, documents and testimony, in any Company investigation, litigation, arbitration or regulatory proceeding regarding events that occurred during your employment with the Company.  Your requested cooperation may include, for example, making yourself available to consult with the Company’s counsel, providing truthful information and documents and to appear to give truthful testimony.  The Company will reimburse you for reasonable out-of-pocket expenses that you incur in providing any requested cooperation so long as you provide advance written notice to the Company of your request for reimbursement and in all cases you provide satisfactory documentation of the expenses.

(c)You understand and agree that the payments described in Annex A include compensation to you for any and all assistance and cooperation the Company may require pursuant to Sections 8(a) and (b) above and that you shall not be entitled to additional compensation during the Transition Services Period for assistance provided by you, if any.

(d)You agree and acknowledge that (i) you will perform the services during the Transition Services Period as an independent contractor to the Company, (ii) nothing in this letter agreement shall in any way be construed to constitute you as an agent, employee or representative of the Company or its affiliates, (iii) you are not authorized to bind the Company or its affiliates to any liability or obligation or to represent that you have any such authority and, (iv) you are not expected to incur, and are not entitled to reimbursement, for any expenses.

9.Business Expenses and Compensation.  You acknowledge that you have been reimbursed by the Company for all business expenses incurred in conjunction with the performance of your employment and that no other reimbursements are owed to you.  You further acknowledge that you have received payment in full for all services rendered in conjunction with your employment by the Company and that no other compensation, including wages, draws, payment for accrued but unused vacation time or severance payments or benefits pursuant to any plan, policy or practice, is owed to you, with the exception of the severance benefits described in paragraph 3 above.

10.No Further Employment with the Company.  You understand and agree that by signing this letter agreement, you are giving up any right you may have to reemployment with the Company.  You further agree that you will not seek, accept, or otherwise pursue employment with the Company, and if you do seek such employment, the Company may decline to employ you at any time, and you will have no legal recourse if the Company so declines.

11.Non-Disparagement.  You understand and agree that you shall not make any false, disparaging or derogatory statements to any media outlet, industry group, financial institution or current or former employee, consultant, client, customer of the Company or other person or entity regarding the Company or any of its directors, officers, employees, agents or representatives or about the Company’s business affairs and financial condition.

12.Reports to Government Entities.  Nothing in this letter agreement, including the Confidential Information and Proprietary Information, Invention and Materials Agreement paragraphs, restricts or prohibits you from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation.  However, to the maximum extent permitted by law, you are waiving your right to receive any individual monetary relief from the Company or any others covered by the Release resulting from such claims or conduct, regardless of whether you or another party has filed them, and in the event you obtain such monetary relief the Company will be entitled to an offset for the payments made pursuant to this letter agreement.  This letter agreement does not limit your right to receive an award from any Regulator that provides awards for providing information relating to a potential violation of law.  You do not need the prior authorization of the Company to engage in conduct protected by this paragraph, and you do not need to notify the Company that you have engaged in such conduct.  Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

13.Acknowledgement of Voluntariness and Time to Review and Revoke.  You acknowledge that:

(a)you read this letter agreement and you understand it;

(b)you are signing this letter agreement voluntarily in order to release your claims against the Company in exchange for payment that is greater than you would otherwise have received;

(c)you are signing this letter agreement after the date of your separation from the Company and you were offered at least 21 days to consider your choice to sign this Agreement;

(d)the Company advises you to consult with an attorney;

(e)you agree that changes to this letter agreement before its execution, whether material or immaterial, do not restart your time to review the letter agreement;

(f)You are not waiving any rights or claims under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621 et seq.) that may arise after the date this Agreement is executed; and

(g)you know that you can revoke this letter agreement within 7 days of signing it and that the letter agreement does not become effective until that 7-day period has passed (the “Effective Date”).  To revoke this letter agreement, contact Leslie Mesones.

14.Amendment.  This letter agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto.  This letter agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors, and administrators.

15.Severability.  If any provision in this letter agreement is for any reason held to be unenforceable, it shall not affect the enforceability of the remaining provisions and the remaining provisions shall be enforced to the extent permitted by law.

16.Confidentiality.  You understand and agree that as a condition for payment to you of the severance benefits herein described, the terms and contents of this letter agreement, and the contents of the negotiations and discussions resulting in this letter agreement, shall be maintained as confidential by you, your spouse, your attorney or your accountant, and shall not be disclosed except to the extent required by law or as otherwise agreed to in writing by the Company.

17.Nature of Agreement.  You understand and agree that this letter agreement is a severance agreement and does not constitute an admission of liability or wrongdoing on the part of the Company.

18.Voluntary Assent.  You affirm that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this letter agreement, and that you fully understand the meaning and intent of this letter agreement.  You further state and represent that you have carefully read this letter agreement, including Attachment A, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign your name of your own free act.

19.Applicable Law.  This letter agreement shall be interpreted and construed by the laws of the State of California, without regard to conflict of laws provisions.

20.Attorneys Fees.  In the event of any dispute concerning this letter agreement, the prevailing party will be entitled to recover its attorneys’ fees and costs, in addition to any other relief to which such party may be entitled.

21.Entire Agreement.  Except as provided in paragraph 6 (Proprietary Information, Invention and Materials Agreement), this letter agreement contains and constitutes the entire understanding and agreement between the parties hereto with respect to your severance benefits and the settlement of claims against the Company and cancels all previous oral and written negotiations, agreements and commitments in connection therewith, including under the Employment Documents.

22.Application of Section 409A of the Internal Revenue Code.  This letter agreement is intended to comply with section 409A of the Code and the regulations issued thereunder (“Section 409A”), including the six-month delay for certain key employees if applicable, or an exemption.  Severance benefits under this letter agreement are intended to be exempt from Section 409A under the “short-term deferral” exception, to the maximum extent applicable, and then under the “separation pay” exception, to the maximum extent applicable.  All payments to be made upon a termination of employment under this letter agreement may only be made upon a “separation from service” under Section 409A.  For purposes of Section 409A, the right to a series of installment payments under this letter agreement shall be treated as a right to a series of separate payments and each payment shall be treated as a separate payment.  With respect to payments that are subject to Section 409A, in no event may you, directly or indirectly, designate the calendar year of a payment, and if a payment that is subject to execution of this letter agreement could be made in more than one taxable year, based on timing of the execution of this letter agreement, payment will be made in the later taxable year.  Any reimbursements and in-kind benefits provided under this letter agreement will be made or provided in accordance with the requirements of Section 409A.  You will be solely responsible for any tax imposed under Section 409A and in no event will the Company have any liability with respect to any tax, interest or other penalty imposed under Section 409A.

23.Arbitration.  The parties agree that any and all disputes arising out of the terms of this letter agreement and their interpretation, and any of the matters released, shall be subject to final and binding arbitration before the American Arbitration Association under its Employment Arbitration Rules and Mediation Procedures in Contra Costa County, California.  THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY.  This paragraph will not prevent either party from seeking preliminary injunctive relief (or any other provisional remedy) under applicable law from any court having jurisdiction over the parties and the subject matter of their dispute relating to their obligations under this letter agreement or under the Proprietary Information, Invention and Materials Agreement before arbitration or while arbitration is pending.

If you have any questions about the matters covered in this letter agreement, please call Leslie Mesones.

Very truly yours,

By:    /s/_Leslie Mesones___________________

I hereby agree to the terms and conditions set forth above and I have chosen to execute this on the date below.

/s/ Dale G. Ando__________________________Date ____February 21, 2017______

Dale G. Ando, M.D.

ATTACHMENT A

DESCRIPTION OF SEVERANCE BENEFITS

In exchange for your signing and not revoking this letter agreement, including, but not limited to, your waiver and release of claims described in paragraphs 4 and 5 and your performance of the transition services as described in paragraph 8, the Company hereby agrees to provide you with the following severance benefits:

a.

Severance Pay.  The Company will continue to pay your base salary as in effect on the Termination Date, less applicable federal, state and local tax deductions, for a period of twenty six (26) weeks following the Termination Date, in accordance with the Company’s normal payroll practices.  The first payment will be made on the first payroll date that is administratively practicable after the Effective Date (and within 30 days after the Termination Date) (such date hereinafter referred to as the “Initial Payment Date”) and will include unpaid installments for the period from the Termination Date to the first payment date.  In addition, on the Initial Payment Date, the Company will pay you an amount of $121,695, less applicable federal, state and local tax deductions.

b.

COBRA Continuation. During the period beginning on the Termination Date and ending on the earlier of (i) the date on which you first become covered by any other “group health plan” as described in Section 4980B(g)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) or (ii) the last day of the seven (7) month period following the Termination Date (the “Coverage Period”), if you are eligible and elect to receive continued health coverage under the Company’s health plan under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) at a level of coverage at or below you level of coverage in effect on the Termination Date, and you pay the full monthly COBRA premium cost for such health coverage, the Company shall reimburse you monthly an amount equal to the monthly COBRA premium paid by you, less the premium charge that is paid by the Company’s active employees for such coverage as in effect on the Termination Date (the “COBRA Reimbursement”).  The payments shall commence on the first payroll date that is administratively practicable after the Effective Date (and within 30 days after the Termination Date).  The first payment shall include any payments for the period from the Termination Date to the commencement date.  The Company shall reimburse you under this subsection only for the portion of the Coverage Period during which you continue coverage under the Company’s health plan.  You agree to promptly notify the Company of your coverage under an alternative health plan upon becoming covered by such alternative plan.  The COBRA health care continuation coverage period under section 4980B of the Code shall run concurrently with the Coverage Period.  Notwithstanding the foregoing, the Company reserves the right to restructure the foregoing COBRA premium reimbursement arrangement in any manner necessary or appropriate to avoid fines, penalties or negative tax consequences to the Company or you (including, without limitation, to avoid any penalty imposed for violation of the nondiscrimination requirements under the Patient Protection and Affordable Care Act or the guidance issued thereunder), as determined by the Company in its sole and absolute discretion, including treating such reimbursements as taxable benefits subject to withholding.